As filed with the Securities and Exchange Commission on May 19, 2003

Registration No. 333-105171

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

OVERTURE SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4652060 (I.R.S. Employer Identification Number)

74 North Pasadena Avenue
3rd Floor
Pasadena, California 91103
626-685-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ted Meisel
Overture Services, Inc.
74 North Pasadena Avenue
3rd Floor
Pasadena, California 91103
626-685-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin W. Korman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Michael S. Ringler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation One Market Street, Spear Tower, Suite 3300 San Francisco, California 94105 (415) 947-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share(1)	Price(1)	Registration Fee

Common Stock, $0.0001 par value	4,274,670	$11.23	$48,004,544	$3,883.57 (2)
(1)	Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on May 12, 2003, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(2)	Previously paid.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

OVERTURE SERVICES, INC.

4,274,670 Shares

Common Stock

($0.0001 par value)

     All of the shares of common stock offered by this prospectus relate to the sale from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer from the selling stockholders. Overture Services, Inc. will not receive any of the proceeds from the sale of these shares. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     The shares being registered to permit the selling stockholders to sell the shares from time to time, subject to certain limitations, in the public market. The stockholders may sell the common stock through ordinary broker transactions, directly to market makers of our shares or through other means described in the section beginning on page 22 titled “Plan of Distribution.”

     Investing in our common stock involves risks. See “Risk Factors” starting on page 6.

     We originally issued all of the shares offered by this prospectus in connection with our acquisition of the business of AltaVista Company, a Delaware corporation. We are registering the shares pursuant to an agreement between us and AltaVista.

     Our common stock is listed on the Nasdaq National Market under the symbol “OVER.” On May 15, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $12.43 per share. Preferred share purchase rights are attached to shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 19, 2003.

OVERTURE SERVICES, INC.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 23.4

     You should rely only on the information contained in or incorporated by reference in this prospectus or prospectus supplement, if any. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or prospectus supplement, if any, is accurate as of any date other than the date on the front of this prospectus or prospectus supplement, if any.

OVERTURE SERVICES, INC.

     Overture Services, Inc. is a global leader in commercial search services on the Internet. Overture’s Pay-For-Performance search service is comprised of advertiser generated listings, which are screened for relevance and accessed by consumers and businesses through Overture’s affiliates, a network of Web properties that have integrated Overture’s search service into their sites or that direct user traffic to Overture’s sites. In some cases, consumers and businesses access our search listings directly at our sites. The search listings are ranked according to the advertiser’s bid; the higher the bid, the higher the ranking. Advertisers pay Overture the bid price for clicks on the advertiser’s search listing (also known as a paid introduction, click-through or a paid click). As of March 31, 2003, Overture and its wholly owned subsidiaries operated the Overture service in the United States, Ireland, United Kingdom, Germany, France and Japan. South Korean operations were launched in April 2003.

     Overture was incorporated on September 15, 1997 in the state of Delaware and officially launched its operations on June 1, 1998. On October 8, 2001, we changed our corporate name from GoTo.com, Inc. to Overture Services, Inc. and changed our Nasdaq Stock Market trading symbol to “OVER.” Overture has its United States corporate office in Pasadena, California and additional offices in California and New York in the United States, Ireland, United Kingdom, Germany, France, Japan, Norway, Italy and South Korea.

     On April 21, 2003, Overture completed its purchase of the Web search unit of Fast Search and Transfer ASA (“Fast”), a Norway based developer of search and real-time filtering technologies, for $70 million in cash, plus a contingent performance-based cash incentive payment of up to $30 million over three years.

     On April 25, 2003, Overture acquired the business of AltaVista Company (“AltaVista”), a provider of search services and technology, for $60 million in cash and 4,274,670 shares of common stock based on the closing price on such date.

     AltaVista and Fast’s Web search unit both use advanced algorithmic search technology to crawl the Web and return relevant search results in response to users’ queries through syndication networks or through their Web sites, AltaVista.com and alltheweb.com. We believe these technologies complement our own commercial search technology and will enhance our core Pay-For-Performance search business, as well as allow us to develop new products and services for our advertisers and affiliates.

     Our principal offices are located at 74 North Pasadena Avenue, 3rd Floor, Pasadena, California 91103, our telephone number is (626) 685-5600 and our Web site can be accessed at www.overture.com. Information contained in our website does not constitute part of this prospectus. References to Overture, the Company, “we,” “us” and “our” in this prospectus refer to Overture Services, Inc. and its subsidiaries unless the context requires otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements related to the anticipated effect of the AltaVista and Fast acquisitions. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk

Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Overture undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

RISK FACTORS

     An investment in Overture common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase Overture’s common stock. The risks set out below are not the only risks we face.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus contains and incorporates by reference forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

In order for our Pay-For-Performance business to be successful, we must continue to maintain and grow our advertiser, consumer and business, and affiliate constituencies.

     Our growth depends, in part, on the maintenance of a critical mass of advertisers, consumers, affiliates and traffic generated by our sites. Such a critical mass encourages increased participation in our Pay-For-Performance search marketplace and our destination sites. To the extent that we experience a decline in the growth or number of any one or all constituents, the value of our service to one or more of our other constituencies could be harmed, and our revenues or business could be adversely affected. A continued decline would seriously harm our revenues and business.

     Our ability to increase the volume of transactions on our service and the amounts bid by our advertisers is dependent upon building and maintaining a substantial base of advertisers and consumers. Many potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Periodically, we introduce new initiatives, service programs or rules that affect the bidding process, search term selection rules, editorial policies and search methodology or other components of our services. Advertisers may dislike the effect of these new initiatives, programs or changes which may cause advertisers to cease advertising with us, or reduce their level of spending. Advertisers may dislike new traffic sources Overture adds and cease advertising with us or reduce their level of spending. Advertiser attrition or reduction in advertiser spending could have a material adverse effect on our business. Our affiliates may have specific rules that prohibit some advertisers from participating in our services, which may affect our ability to maintain and grow our advertiser base. In addition, our services may not achieve significant acceptance by consumers. Among other things, because our Pay-For-Performance services prioritize search results based on advertising bids associated with keywords rather than other search and retrieval approaches, consumers may not use this service because they perceive our results to be less objective or not as relevant as those provided by other search methods. Failure to achieve and maintain a large and active base of advertisers and consumers could have a material adverse effect on our business, operating results and financial condition.

     We believe that our success in penetrating our target markets depends in part on our ability to further develop and maintain relationships with affiliates, which provide their users with our services on their sites or direct their traffic to our Web site. We believe these relationships are important to facilitate broad market acceptance of our services and enhance our sales. Our ability to attract users to our services is dependent upon the growth of our affiliate network. Our success depends in part on the success of, and our relationships with, our affiliates. As part of our ongoing relationship with our affiliates, we may introduce new services, new implementation and/or new variations of our services our affiliates may not want. In addition, our affiliates may not regard us as significant for their own businesses or they may regard us as competitors to their businesses. Therefore, they could reduce their commitment to us or terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our services. Our success also depends in part on the success of our affiliates and, in particular, their ability to generate search traffic. New third party software developments and competition from companies with whom we do not have a relationship may lead to deterioration of searches supplied to us by our affiliates. If we are unable to successfully develop and maintain relationships with affiliates and/or our affiliates’ search business deteriorates, our business, operating results and financial condition will be materially and adversely affected.

     Since we rely on a limited number of affiliates for our paid introductions, consolidation among affiliates or potential affiliates, or an acquisition of one or more affiliates by competitors could harm our operating results, cause us to lose our relationships with those affiliates, and reduce our competitive position. For example, if a third party acquires one of our affiliates, we may lose our relationship with our affiliate in favor of a competitor. In some cases, these third parties have exclusive relationships with our competitors that would prohibit our affiliate from continuing a relationship with us after they are acquired. If one of our existing affiliates combined with another one of our affiliates, it would likely increase the negotiating power of these affiliates relative to us and, as a result, our financial results may suffer. We believe that consolidation among Internet sites will continue in the future, particularly as smaller firms have difficulty raising capital in a poor economic environment. This consolidation, particularly among search sites, coupled with the recent increase in competition, may place pressure our margins, which would harm our business.

We may not be successful in introducing new services.

     In connection with the recent acquisitions of the businesses of AltaVista and Fast’s Web search unit, we have begun offering algorithmic and paid inclusion search services, both on a stand-alone basis and together with our Pay-For-Performance search service. Although complementary to our existing Pay-For-Performance business, these search services require different technological and marketing capabilities, and present different risks, from our existing business. We have limited experience in operating and marketing algorithmic and paid inclusion search service businesses. Our success in these new businesses depends in part on our relationships with existing users of such algorithmic and paid inclusion search services and on the quality of such search service, as well as our ability to successfully offer such services to members of our affiliate network. If our affiliates or end-users of these search services do not find our search results to be of high quality or do not wish to use such services, our revenues or business could be adversely affected. We may not be successful in maintaining the users of our search site. If there is a continuing decline in our users, it may adversely affect our business. In addition, the quality of our algorithmic search service could impact demand for our Pay-For-Performance search services to the extent that our affiliates choose to do business with only a single search provider. In addition, in order to obtain and maintain demand for our new algorithmic and paid inclusion search services, we must continually invest in improving search relevance, speed and other aspects of our technology. If we do not continually improve our overall search service, our business could be harmed. Because some of these new products are unproven and rely on new technologies, our forward-looking projections have a higher degree of uncertainty.

     We also plan to launch several new services including local search, contextual advertising and Web analytics in 2003. These initiatives are new and untested. There may not be a demand for such services by any or all of our constituents. If such services do not achieve market acceptance, our business could be harmed.

We depend on a limited number of sources to direct consumers and businesses to our service to conduct searches.

     The consumers and businesses who conduct searches on our service come primarily from a limited number of sources. Our sources for users conducting searches are members of our affiliate network, including portals, browsers, and other affiliates and our Web sites. Revenue is generated from paid introductions on advertisers’ listings and, generally, the more traffic from any given source, the greater number of paid introductions we will generate.

     During the three months ended March 31, 2003, we earned approximately 65% of our total revenue from advertisers who received our paid introductions as supplied by Microsoft (primarily msn.com and MSN Panel on Microsoft’s Internet Explorer) and Yahoo. Unfavorable changes in our relationship with these affiliates (including, but not limited to, a change in implementation or placement permitted under our agreements with this affiliates) or loss of either relationship would materially and adversely affect our revenue and results of operations.

     The amount of traffic from each of our affiliates has varied, and we expect it will continue to vary, from quarter to quarter, sometimes significantly. Moreover, while we seek to align economic incentives, most of our affiliate agreements contain limitations and provide varying levels of discretion to the affiliate in the implementation and placement of our service. In addition, we have been, and are likely to be, dependent on searches from a limited number of affiliates. Our constituents, including our affiliates, advertisers and consumers may be averse to the implementations we enter into with other affiliates or these affiliates’ distribution or presentation of our services. Our agreements with our affiliates vary in duration, and depending on the agreement, may be terminable upon the occurrence of certain events, including for our failure to meet certain service levels, for material breaches of agreement terms, for changes in control or in some instances, at will. Our two largest affiliates, Microsoft and Yahoo may, in certain circumstances, terminate their agreements with us upon a change of control in our ownership. If any of the foregoing termination events occur, the related agreement could terminate earlier than the expiration date, and/or we may incur additional obligations. We may not be successful in renewing any of our affiliate agreements, or if they are renewed, they may not be on as favorable terms. If we are unable to replace traffic from any of our large affiliates, or if our relationship with any of our larger affiliates deteriorates, it could seriously harm our business, financial condition and results of operations. We depend on our affiliates for searches and the loss of any of these affiliates could harm our business, ability to generate revenue and operating results. In addition, we may not be successful in entering into agreements with new affiliates on commercially acceptable terms. As a result of the acquisition of AltaVista and Fast’s Web search unit, we now operate several destination search sites. If we cannot maintain the traffic at these sites, our business could be harmed.

Our industry is highly competitive, and we may not be able to compete effectively.

     We face competition in three principal areas: (i) distribution of our services; (ii) demand for our services on our affiliates’ Web sites; and (iii) usage of our services by advertisers.

     We compete with companies that provide pay-per-click advertising services that are similar to ours. These companies include Espotting Media, Inc., FindWhat, Google, Inc., PRIMEDIA (About.com) and Terra Lycos. In addition, we cannot assure you that another search service will not successfully offer a competitive pay-per-click advertising service. We believe it is likely that there will be additional entrants to the pay-per-click search market, including affiliates who are members of the Overture network. These new competitors will likely compete against us for affiliate arrangements and could cause us to enter into affiliate agreements with less favorable terms or lose current affiliates or not acquire new affiliates, which could reduce our number of click-throughs, increase the amount of revenue shared with affiliates, and reduce total revenues and thereby have a material adverse effect on our business, operating results and financial condition.

     We also compete with providers of other search related services including, among others, Espotting Media, Inc., Google, Inc., Inktomi, recently acquired by Yahoo, MSN, Yahoo, AOL, Ask Jeeves, Infospace and LookSmart, Ltd.

     Both Overture and our affiliates face competition for consumer traffic within the search marketplace, which affects the number of paid click-throughs on our service and the price we share with our affiliates for those click-throughs. If the consumers of these affiliates prefer the services offered by the affiliates’ competitors with whom we do not have a relationship, the businesses of our affiliates may suffer, which may in turn have a material adverse effect on our business, operating results and financial condition. In addition, many of our affiliates compete with one another, and this may make it difficult for us to develop some affiliate relationships.

     We also compete with other providers of pay-per-click search services, other search services, internet search providers, other Web sites and advertising networks such as DoubleClick, Inc. and 24/7 Media, Inc., as well as traditional offline media such as television, radio and print and direct marketing companies, for a share of advertisers’ total advertising budgets. Accordingly, we may face increased pricing pressure for the sale of advertisements and direct marketing opportunities, as well as a decrease in demand for Overture services, which could have a material adverse effect on our business, operating results and financial condition.

     Some of our competitors, as well as potential entrants into our market, have longer operating histories, larger consumer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many current and potential competitors can devote substantially greater resources to promotion and Web site and systems development than we can. In addition, as the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of Web directories, search and information services or advertising solutions, and existing providers of Web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services in competition with our service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition we face, reduce the demand for our services and could have a material adverse effect on our business, operating results and financial condition.

We depend on the growth of the Internet and Internet infrastructure for our future growth.

     We are completely dependent on online advertising and consumer search services. The failure of the Internet to continue to develop as a commercial and business medium would have a material adverse effect on our business, operating results and financial condition. The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and advertising is likely only if the Internet provides these businesses with greater efficiencies and improvements.

     The growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet’s infrastructure may not be able to support these demands, and its performance and reliability may decline. Consequently, the emergence and growth of the market for our services depend upon improvements being made to the entire Internet, as well as to the individual networking infrastructures of our advertisers, consumers, and affiliates to alleviate overloading and delayed response times.

Our acquisitions of AltaVista, Fast’s Web search unit, Keylime Software and other potential acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

     We recently completed the acquisition of the business of AltaVista, Fast’s Web search unit and Keylime Software. In addition, we may make investments in or acquire other complementary products, services, technologies and businesses. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. Acquisitions may expose us to additional contingent liabilities. We could face difficulties in assimilating the personnel and operations of the companies we have recently acquired and those of any future acquisition. In addition, the key personnel of the acquired companies may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. Previous acquisitions have not been successful. In addition, the acquisitions have added approximately 275 employees in several countries. Even assuming successful integration, we expect that the acquisitions will not be accretive to our earnings until mid-2004. We cannot assure you that we will be able to effectively integrate and operate the businesses of AltaVista and Fast’s Web search unit.

     If we finance future acquisitions by issuing equity securities, this would dilute our existing stockholders. Any amortization of intangible assets, or other charges resulting from the costs of these acquisitions could have a material adverse effect on our business, operating results and financial condition. In addition, we may pay more for an acquisition than the acquired products, services, technology or business is ultimately worth.

We may not be able to successfully integrate the technology and sales forces of Keylime, AltaVista and Fast’s Web search unit.

     In order to fully recognize the benefits of the acquisitions of Keylime, AltaVista and Fast’s Web search unit, we must integrate their technology into our existing technology and integrate our sales forces. We cannot assure you that we will successfully integrate these technologies and sales forces or that the integration will take place within the planned timeframe and budget. The research and development organizations are located in different locations, which we expect will make integration more difficult. The integration of technology and sales forces may distract our management and research and development teams from the day-to-day operations of the Company and may cause disruption in our relationships with affiliates. If we fail to effectively integrate the technology or are not able to cross sell our products, we will not receive the expected benefits of the acquisitions and it could adversely affect our business and financial condition.

Expansion of our business model will require significant investment and we cannot assure you that these investments will be profitable.

     Our current strategy involves significant investment, including investment in our existing Pay-For-Performance business through the introductions of new technologies aimed at improving advertiser acquisition and advertiser results, expansion into additional international territories, expansion of our distribution network of affiliates, both in the United States and internationally, and introduction of new search products. This expansion will require us to enter into new markets, continue research and development efforts, hire new personnel and successfully attract new affiliates and advertisers. We cannot assure you that the investments we make in these new strategies will successfully increase our revenues and profits. In addition, the pursuit of multiple initiatives may strain our management and make each of the individual initiatives more risky. If improvements to our existing services and expansion into new businesses are not successful, we believe our business will suffer.

Our quarterly financial results are subject to significant fluctuations because of many factors.

     We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results have varied widely in the past, and we expect that they will continue to vary widely from quarter to quarter due to variability in a number of factors, including:

•	demand for our services by advertisers, consumers and businesses, including the number of searches performed by consumers and the rate at which they click-through to paid search results;

•	prices paid by advertisers using our services which, aside from minimum prices are not determined by Overture;

•	decrease in traffic from our affiliates for any reason and over which we may have limited or no control, including loss of our agreements with affiliates or reduction in demand for the services of affiliates or implementation and placement of our services by our affiliates;

•	our costs of attracting consumers and businesses to use our services, including traffic acquisition costs;

•	costs related to agreements with affiliates;

•	ability to protect our business model from competitors;

•	the percentage of our search listings that are bidded listings;

•	our ability to maintain and grow our affiliate program including amendments, extensions or new affiliate agreements;

•	changes in the mix of commercial and non-commercial search queries on the Internet;

•	seasonal fluctuations in the use of our service, typical of our industry, in which online traffic has typically been lower in the second and third quarters of the calendar year;

•	foreign exchange fluctuations;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

•	costs and delays in introducing any new services and improvements to existing services;

•	our ability to successfully introduce new products or services;

•	changes in the growth rate of Internet usage and acceptance by users of e-commerce;

•	technical difficulties, system failures, system security breaches, or Internet downtime, some of which may allow affiliates to terminate their agreements with us;

•	laws, government regulations and judicial determinations related to the Internet;

•	our ability to upgrade and develop our information technology systems and infrastructure;

•	our ability to successfully identify and integrate acquisitions;

•	costs related to any acquisitions or dispositions of technologies or businesses;

•	general economic and geopolitical conditions, as well as those specific to the Internet and related industries;

•	ability to expand and compete internationally; and

•	the timing, acceptance and impact of the release of new monetization of search efforts.

Our stock has been volatile and may continue to be volatile in the future, which may limit our operating flexibility.

     Historically, our stock price has been extremely volatile and we cannot make assurances that the price of our common stock will not decline or be extremely volatile in the future. It is likely that, in some future quarter, our operating results may be below historical levels, and/or the expectations of public market analysts and investors and, as a result of these or other factors, the price of our common stock may fall and/or significantly fluctuate.

     Since our initial public offering in June 1999, the per share trading price of our common stock has ranged from an intra-day high of $114.50 on November 15, 1999 to an intra-day low of $4.81 on December 21, 2000. Our stock price may change due to a variety of factors, including those described above in the risk factor entitled “Our Quarterly Financial Results Are Subject To Significant Fluctuations Because Of Many Factors.” In addition, short-term changes in our stock price may have little relationship to our financial results. In the past, we have experienced significant declines in our stock price following announcements of changes in affiliate relationships, even when the particular affiliate relationship did not provide significant paid introductions or result in a significant amount of revenue from advertisers who received paid introductions through Overture as supplied by such affiliates. If our stock price is low, it may limit our ability to raise capital or pursue strategic opportunities, such as acquisitions. In addition, it may reduce the incentive value of our stock options and harm employee morale.

Our limited operating history makes planning for future operations more difficult.

     As a result of our limited operating history, it is difficult to accurately forecast our revenue, and we have limited historical financial data upon which to base planned operating expenses. We plan to increase our operating expenses to expand internationally, expand our marketing and sales operations, broaden our service, search montetization efforts and customer support capabilities, as well as diversify our offerings. We base our current and future expense levels on our operating plans and estimates of future revenue. Other than a portion of our affiliate costs, our expenses are relatively fixed. Revenue and operating results are difficult to forecast because they generally depend upon the volume of the searches conducted on our service, the terms users search on, the amounts bid by advertisers for search listings on the service and the number of advertisers that bid on the service, each of which we cannot control directly. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall or for the loss of a significant revenue source. In addition, we have only recently begun to expand internationally and create new and untested products, which makes forecasting revenue, expenses and operating results even more difficult. We also may be unable to increase our spending and expand our operations in a timely manner to adequately meet user demand, to the extent such demand exceeds our expectations.

We have experienced significant growth in our business and any failure to manage this growth could damage our business.

     Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations and services. These expansion efforts could be expensive and put a strain on management and, if we do not manage growth properly, it could adversely affect our business. We will need to expand our infrastructure, which will include hiring certain key employees and continuing to increase our headcount, as well as expanding our facilities. Hiring key employees, in particular, has historically been difficult, and we cannot assure you that we will be able to successfully attract and retain a sufficient number of qualified personnel. Our acquisitions of AltaVista’s business and Fast’s Web search unit will require us to effectively integrate and expand our infrastructure.

     In periods of significant growth, the hardware and software used to operate our services may become obsolete faster than originally anticipated, and we may be required to replace this hardware or software. As a result, we may incur additional expenses to acquire new systems and may incur unplanned charges for impairment or write-offs of obsolete assets. In addition, as our service grows and new features and services are added to our existing software platforms, we may be required to conduct a more significant redesign of our software architecture. Such a redesign could be costly and any significant software redesign presents additional risks of errors or systems failures.

We face new and additional risks in international markets and we may be unable to successfully execute our business model in international markets.

     One component of our strategy is to expand our operations into selected international markets. For example, we launched our search service for the United Kingdom in November 2000, our German search service in February 2002, our search service for France in September 2002, our search service for Japan in December 2002 and our search service in South Korea in April 2003. We have plans to launch in several additional international locations. To date, we have only operated internationally in a few countries, and we may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing online services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international online services. International markets we have selected may not develop at a rate that supports our level of investment; therefore, we expect to continue to incur losses in the near term. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

     In pursuing our international expansion strategy, we face several additional risks, including:

•	lower per capita Internet usage or lower advertiser spending in many countries abroad, due to a variety of causes such as lower disposable incomes, lack of telecommunications and computer infrastructure and questions regarding adequate online security for e-commerce transactions;

•	relatively small Internet markets in some countries, which may prevent us from aggregating sufficient traffic and advertising revenues and scaling our business model in those countries;

•	lower usage of the Internet for e-commerce transactions, thus limiting the number of advertisers that use our service;

•	entering into affiliate agreements with guaranteed minimum payments that may exceed our revenues;

•	our potential inability to aggregate a large amount of Internet traffic and find and develop relationships with international advertisers, consumers and businesses, and affiliates;

•	competition in international markets from a broad range of competitors including, but not limited to, Espotting, Google, LookSmart and other United States and foreign search engines, content aggregators and portals, some of which have greater local experience or may launch or have launched in markets earlier than we do;

•	click-through rates and price per paid introduction in international markets may not be sufficient to recoup our costs;

•	difficulties in recruiting qualified and knowledgeable staff and in building locally relevant products and services, which could prevent us from aggregating a large advertiser base;

•	foreign laws and regulations, which may vary country by country, that may impact how we conduct our business and provide search results;

•	higher costs of doing business in foreign countries, including different employment laws;

•	trade barriers and unexpected changes and differences in regulatory, tax and legal requirements applicable to Internet services;

•	potential adverse foreign tax consequences if taxing authorities in various jurisdictions worldwide disagree with our determinations as to the income and expenses attributable to specific jurisdictions, which could result in Overture’s paying additional taxes, interest and penalties;

•	technological differences that vary by marketplace, which we may not be able to support;

•	longer payment cycles and foreign currency fluctuations; and

•	economic downturns.

     One or more of these factors could have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition.

A significant portion of our revenue is concentrated among a small portion of advertisers.

     If our major advertisers were to substantially cut back their advertising or stop using our services, our business would be adversely affected. Although no one advertiser accounts for a material portion of our revenue during any given period, a majority of our total revenue is derived from a small proportion of our advertisers. We believe that a substantial amount of revenue from advertising sales in any given future period may come from a relatively small number of advertisers. The agreements we have with our advertisers are terminable at any time by the advertiser. As a result, our advertisers are not obligated to purchase advertising from us in the future.

We cannot assure you we will not incur net losses in any particular future period.

     Prior to the three months ended September 30, 2001, we had a history of losses and we cannot assure you we will not incur net losses again in any particular future period. Although we had net income of $11.1 million for the three months ended March 31, 2003 and net income of $73.1 million and $20.2 million for the years ended December 31, 2002 and 2001, respectively, we had net losses of $458.6 million for the year ended December 31, 2000. Because our expense levels are relatively fixed in the short term and include guaranteed payments to some of our affiliates, if our revenues do not keep pace with our expense levels, we may not sustain or increase profitability in any particular quarter or we may incur losses again. We expect to continue to increase our marketing, sales and service, general and administrative, research and development and technology related expenses and we cannot be certain that revenue will continue to grow. If our revenue growth does not continue, we may experience a loss in one or more future periods and it may as a result cause our stock price to decline. This may, in turn, impact our ability to implement our business strategy.

We face risks of claims for our services, including trademark infringement and similar claims from third-parties.

     Our services operate in part by making Internet services and content available to our users. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties. These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories. Allegations are made against us from time to time concerning these types of claims.

     For example, we are in litigation with companies JR Cigar, Mark Nutritionals, PlasmaNet and Pets Warehouse that have alleged that allowing advertisers to bid on certain search terms constitutes trademark infringement.

     The plaintiffs in these cases allege that they have trademark rights in certain search terms and that we violate these rights by allowing competitors of the plaintiffs to bid on these search terms. While the amount of damages that are claimed and that, in the worst case, could be awarded in one or more of these lawsuits might have a material effect on our results of operations, cash flow or financial position, we believe that we have meritorious defenses to liability and damages in each of these lawsuits and we are contesting them vigorously. If we were to incur one or more unfavorable judgments that in themselves are not material, or if there was a development in the law in a similar case to which we are not a party that was negative to our position, we might decide to change the general manner in which we accept bids on certain search terms, and this change might have a material adverse effect upon our results of operations, cash flows or financial position. Moreover, there can be no assurance that courts will agree with our position in these cases.

     If a court were to determine that the sale of advertising related to certain search terms or that our processes to create search results via our business model constitutes trademark infringement or some other form of liability, it could negatively impact our revenues and business and we might, as a result, decide to change the general manner in which we accept bids on certain search terms or change other practices, and this change might have a material adverse effect upon our results of operations, cash flows or financial position.

     There can be no assurance that our services do not infringe on the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.

Government regulation and legal uncertainties may damage our business.

     The laws and regulations applicable to the Internet, our services and the territorial markets in which we operate are evolving. The application to our business is unclear and, depending on how these laws and regulations are changed or applied, could damage our business. There are currently relatively few laws or regulations directly applicable to Internet access, commerce or Internet search. Due to the increasing popularity and use of the Internet, state and federal agencies and foreign governments are currently proposing, and may in the future propose or adopt, additional laws and regulations regarding the Internet or the conduct of business on the Internet. The laws and regulations may cover issues such as user privacy, defamation, database protection, user protection, pricing, taxation, content regulation (including, for example, obscenity and gambling), quality of products and services, and intellectual property ownership and infringement. In addition, we might be required to comply with existing laws regulating or requiring licenses for certain businesses of our advertisers including, for example, distribution of pharmaceuticals, alcohol, tobacco or firearms, as well as insurance and securities brokerage and legal services. These laws and regulations could expose us to substantial compliance costs and liability, as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses to comply with any new regulations. In response to these laws and regulations, whether proposed or enacted, as well as public opinion, we may also elect to limit the types of advertisers or advertisements included in its search service, which could in turn decrease the desirability of our service and reduce its revenues.

     The Federal Trade Commission (FTC), in response to a petition from a private organization, has been reviewing the way in which the search engine industry discloses paid placement or paid inclusion practices to the user. In 2002, the FTC staff issued guidance on the matter in the form of letters to the petitioner and to members of the industry, including Overture and AltaVista Company. The letters stated the staff’s position on what disclosures are necessary to avoid misleading users about the effect payments to the search engine may have on the inclusion or ranking of listings in the search results. This guidance may differ from the existing practices of some in the industry, including our practices and those of some of our affiliates. The FTC has not yet taken any enforcement action against us or any of our affiliates. If the FTC were to take enforcement action that resulted in changes in the labeling or other disclosure of our Pay-For-Performance listings, it may reduce the desirability of our services and our business and the business of some of our affiliates could be harmed. In addition, Overture and some of our affiliates have adjusted the nature of the disclosures on a voluntary basis, or are likely to do so in the future, and such disclosures may reduce the desirability of our services, which could adversely affect our business.

Increased security risks of online commerce may deter future use of our services.

     Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including advertiser credit card data, cause interruptions in our operations, or damage our brand and reputation. We do not believe that our data repositories, financial systems and other technology resources are completely secure from security breaches or sabotage, and we occasionally experience attempts at “hacking” or security breaches. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of our security or the security of any other Internet provider or a change in industry standards, regulations or laws or an adverse judicial determination could result in liability or could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would adversely affect the business of our advertisers and our business.

     In offering our current products and services, we collect information from our advertisers, our users, and our advertisers’ users. Although users are not required to provide personally identifiable information to initiate a search or view search results, we do collect personally identifiable information from our advertisers as part of servicing their account and from users when they initiate contact with us. We may also have access to personally identifiable information of our advertisers’ users, although we do not at this time retain or store this personally identifiable information. Additionally, we may change the way we collect, store or use information we collect from and about third parties as we introduce new products and services. Any well-publicized misuse of third party information we collect or collected by any other Internet provider or a change in industry standards, regulation or laws or an adverse judicial determination could result in liability or deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, or could cause us to change the way we conduct our business, which would adversely affect the business of our advertisers and, accordingly, our business.

We are exposed to risks associated with credit card fraud, credit payment and sudden loss of advertisers.

     We have suffered losses and may continue to suffer losses as a result of orders placed with fraudulent credit card data, even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and may ultimately result in advertisers’ inability to use credit cards as a means of payment, which would have a material adverse effect on our business, operating results and financial condition.

     Some of our advertisers have limited operating histories, are operating at a loss, have limited cash reserves or have limited access to capital. If an advertiser experiences financial difficulties, the advertiser may stop advertising suddenly or may lack the ability to pay amounts owed to us. In addition, in some instances, we extend credit to advertisers who may default on their accounts receivable. If any significant part of our advertiser base experiences financial difficulties, is not commercially successful, or is unable to pay our advertising fees for any other reason, our business, operating results and financial condition will be materially and adversely affected.

We may incur liabilities for the activities of users of our service.

     The law relating to the liability of providers of online services for activities of their users and for the content of their advertisers’ listings is currently unsettled and could damage our business. Our insurance policies may not provide coverage for liability for activities of our users or advertisers for the content of our listings. We may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of our service or for the content of our listings. Our potential liability for unlawful activities of users of our service or for the content of our listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, operating results and financial condition.

Our market may undergo rapid technological change and our future success will depend on our ability to meet the changing needs of our industry.

     If new industry standards and practices emerge in the Internet and online advertising industry, our existing services, technology and systems may become obsolete. In particular, the market for algorithmic search is characterized by rapid technology change and innovation. We believe our future success will depend on our ability to:

•	license and internally develop leading technologies useful in our business;

•	enhance our existing services;

•	develop new services and technologies that address the increasingly sophisticated and varied needs of prospective advertisers, consumers and businesses; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We cannot assure you that we will be able to timely address technological change in our industry.

We are dependent upon our computer and communication systems.

     Our business depends on our ability to provide high capacity data transmission without system downtime and upon our transaction processing systems and network infrastructure. We rely on third parties to provide data transmission capacity. Consolidations within this industry could impact our system availability and could have an adverse effect on our business. Furthermore, we rely on many different software applications, some of which have been developed internally. If these hardware and software systems fail, it would adversely affect our business and results of operations. If we receive a significant unexpected increase in usage and are not able to rapidly expand our transaction-processing systems and network infrastructure without any systems interruptions, it could seriously harm our business. We have experienced occasional systems interruptions in the past and we cannot assure you we will not incur any such interruption in the future.

Our business could be significantly impacted by the occurrence of natural disasters and other catastrophic events.

     Our business is susceptible to natural disasters and other catastrophic events. We have redundant hardware and software systems supporting our services at an alternate site, which is part of our business continuity plan. A business continuity plan is intended to mitigate interruptions of an indeterminate length of time due to natural disasters and other catastrophic events such as fire, flood, earthquake, power loss, telecommunications failure, or a similar event. Despite these redundant systems, we cannot prevent outages and downtime caused by natural disasters and other events out of our control, which could severely damage our business and adversely affect results of operations. Our operations depend upon our ability to maintain and protect our computer systems, which are located in California, Ireland and several other domestic and international offsite locations managed by third parties.

     Any system failure, including network or hardware failure, that causes an interruption in our service or our affiliates’ service or the security of any other Internet provider, or a decrease in responsiveness could result in reduced traffic and reduced revenue. Although we believe that the redundant systems implemented are adequate, the back-up servers could fail or cause interruptions in our service and possibly even the termination of one or more affiliate contracts.

     A catastrophe in any of our business centers or serving sites, in particular, those in California, could cause interruption to our service, including but not limited to, the services requiring customer service, editorial, data processing and other managerial functions as a result of incapacitation to people, processes or systems. We do not have back-up sites for our main U.S. and European customer operations centers and editorial department which are located in California and Ireland. An interruption in our ability to provide customer support and editorial services would adversely affect our business. The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or could render us unable to provide some services. In addition, failure by the third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service. Our California and Washington State sites exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in our services. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our business, operating results and financial condition.

Our executive officers and certain key personnel are critical to our business, and these officers and key personnel may not remain with us in the future.

     Our future success depends upon the continued service of our executive officers and other key technology, marketing, sales and support personnel. None of our officers or key employees are bound by an employment agreement for any specific term. If we lose the services of one or more of our key employees, or if one or more of our executive officers or employees decide to join a competitor or otherwise compete directly or indirectly with us, this could have a material adverse effect on our business, operating results and financial condition.

We may not be able to protect our Internet domain names or intellectual property rights upon which our business relies.

     Our success and ability to compete also are substantially dependent upon our internally developed technology and data resources, which we protect through a combination of copyright, trade secret, patent and trademark law. We also depend on our trade name and domain names. We may not be able to adequately protect our technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect our intellectual property in some foreign jurisdictions.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services, technology and other intellectual property, and we cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and advertisers.

Our charter documents, change of control severance agreements with our management and terms of our affiliate agreements may make it more difficult to acquire us.

     We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of March 29, 2002. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $200 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $200 exercise price, shares of our common stock or of any company into which we are merged, having a value of $400. The rights expire on March 29, 2012 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding such acquisition.

     In addition, provisions of our certificate of incorporation and bylaws could also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our board of directors is divided into three classes, with one class being elected each year by our stockholders, which generally makes it more difficult for stockholders to replace a majority of directors and obtain control of our board. In addition, stockholder meetings may be called only by our board of directors, the chairman of the board and the president. Advance notice is required prior to stockholder proposals, and stockholders may not act by written consent. Further, we have authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Overture. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

     We have entered into change of control severance agreements with members of our senior management and certain other key employees. These agreements provide for certain benefits, including acceleration of option vesting, to these persons if they are terminated other than for cause following an acquisition of Overture. These agreements could make us less attractive to a third party who may want to acquire us, because they will make any replacement of management and other personnel more expensive.

     Agreements with some of our affiliates permit termination at the election of the affiliate in the event of a change of control and, in some cases, may require us to incur additional obligations. The existence of these termination rights could make us less attractive and/or more costly to a third party who may want to acquire us.

We may need additional capital, which could dilute the ownership interest of investors.

     We require substantial working capital to fund our business. In addition, our new business initiatives will require significant capital outlays relating to integration of acquired businesses and research and development related to new product offerings. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. We experienced negative cash flow from operations from our inception through the first quarter of 2001, and we could experience negative cash flow from operations in the future. We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditure at least through the next 12 months. However, we may choose to raise additional funds in the future.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares. All proceeds from the sale of Overture common stock under this prospectus will be made for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

     The following table sets forth information with respect to the number of shares of Overture common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares described in this prospectus are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time for a period of one year following the date of this prospectus, subject to extension for any suspension of sales by Overture. In addition, the registration statement of which this prospectus forms a part will cover the sale of the shares of common stock offered by this prospectus by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer from the selling stockholders named below. This prospectus will also cover any additional shares of Overture common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Overture’s outstanding shares of common stock.

     The shares being offered by the selling stockholders were acquired in connection with our acquisition of the business of AltaVista. At the closing of the acquisition, Overture paid AltaVista $60,000,000 in cash and issued 4,274,670 shares of common stock. The shares of common stock were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof. In connection with the asset purchase agreement dated February 18, 2003 by and among Overture, AltaVista, Aurora I, LLC, a wholly owned limited liability company of AltaVista, and CMGI, Inc., Overture entered into a registration rights agreement with AltaVista dated as of February 17, 2003, amended as of April 25, 2003. In the registration rights agreement, Overture undertook to file a registration statement to register the shares of Overture common stock issued in the transaction. The registration rights agreement also includes certain indemnification arrangements with AltaVista.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

Number of
	Shares			Number of
	Beneficially			Shares
	Owned Prior			Beneficially
	to the			Owned After
	Offering		Number of	the Offering (2)
Name of Selling			Shares Being
Stockholder	Number	Percentage (1)	Offered	Number	Percentage (1)

AltaVista Company (3)	4,274,670	6.7%	4,274,670	0	0

(1)	Calculated based on Rule 13d-3(1)(i) of the Exchange Act using 63,716,273 shares of common stock outstanding on May 15, 2003.

(2)	The number of shares beneficially owned by any selling stockholder after the offering assumes disposition by such selling stockholder of all the shares of Overture common stock being offered.

(3)	This prospectus also covers the offer and sale of any shares that may be transferred by AltaVista Company to CMGI, Inc. and HPQ Holdings, LLC, which are stockholders of AltaVista Company.

     The selling stockholders listed in the above table may have sold, transferred or otherwise disposed of all or a portion of the shares in a transaction or a series of transactions exempt from the registration requirements of the Securities Act. Information about the selling stockholder may change from time to time.

     Overture has provided AltaVista with its Pay-For-Performance search listings since November of 2000, whereby Overture provides search results on AltaVista’s Web site and pays AltaVista a portion of the gross proceeds from advertisers based on paid introductions. Overture and AltaVista renewed their affiliate relationship in May of 2002 for a one-year term. Unless set forth in this prospectus the selling stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

     The shares may be sold from time to time directly by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction) (i) on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) “at the market” to or through market makers or into an existing market for the shares, or (v) through the writing of options, swaps or other derivatives (whether exchange-listed or otherwise). In connection with sales of the shares or otherwise, the stockholders may enter into hedging transactions with brokers or dealers or others, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver the shares to close out such short positions, or loan or pledge the shares to brokers or dealers that in turn may sell such securities.

     If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     Some or all of the shares covered by this prospectus may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the agents’ aggregate commissions, if any, and other expenses of issuance and distribution not borne by Overture.

     Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

     To the extent required, the specific number of shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount and other terms constituting compensation from such selling stockholders and any other required information with respect to a particular offering will be set forth in an accompanying prospectus supplement. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

     A portion of the shares of Overture common stock being offered by the selling stockholders are being held in an escrow account to secure the indemnification obligations of AltaVista in connection with the acquisition by Overture of the business of AltaVista. The selling stockholders have the right to sell the shares held in the escrow account or withdraw such shares from the escrow account and sell the shares pursuant to this registration statement if such stockholders substitute the proceeds of such sale for each share of Overture common stock they withdraw from the escrow account. Any shares of Overture common stock remaining in the escrow account may be used by the selling stockholders to indemnify Overture for certain losses Overture suffers or incurs in connection with the acquisition by Overture of the assets of AltaVista.

     We have agreed to bear certain expenses of registration of the shares of common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as selling commissions or similar fees and stock transfer taxes relating to the sale of the shares.

     The registration rights agreement provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and that the selling stockholders will indemnify us against certain liabilities, including liabilities under the Securities Act of 1933.

     Pursuant to the registration rights agreement between Overture and AltaVista, AltaVista and its transferees has agreed not to sell more than an aggregate of 150,000 shares on any given day, nor to sell more than an aggregate of 500,000 shares in any calendar week without our prior consent, provided that AltaVista may effect block trades (not on the open market) subject to certain conditions. AltaVista has also agreed not to sell the shares under certain circumstances and for periods of time as designated by Overture according to the terms of the registration rights agreement. We may release AltaVista and its transferees from these restrictions at any time without public notice.

     Any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of Overture common stock offered by them hereunder.

WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

     Requests for documents should be directed to:

Overture Services, Inc.
Attention: Investor Relations
74 North Pasadena Avenue
3rd Floor
Pasadena, CA 91103
(626) 685-5600

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and other information regarding Overture. The address of the Securities and Exchange Commission Internet site is http://www.sec.gov. The address of Overture’s Internet site is http://www.overture.com.

     Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of
Securities Dealers

1735 K Street, N.W.
Washington, D.C. 20006

     We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement is available for inspection and copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

     This prospectus incorporates documents by reference that are not presented in or delivered with this document. To obtain these additional documents, see “Where You Can Find More Information.”

     The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we filed with the Securities and Exchange Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of the offering shall be deemed incorporated by reference into this prospectus from the date of filing of those documents. We incorporate by reference the documents listed below, which have been filed with the Securities and Exchange Commission, into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission on February 28, 2003;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the Securities and Exchange Commission on May 7, 2003 as amended on May 15, 2003;

•	Our Current Reports on Form 8-K and 8-K/A filed with the Securities and Exchange Commission on January 22, 2003, February 19, 2003, February 21, 2003, February 26, 2003, May 6, 2003, May 9, 2003 and May 19, 2003;

•	The description of our common stock from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 15, 1999 and any amendment or report filed thereafter for the purpose of updating such description; and

•	The description of our preferred share purchase rights from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 25, 2002 and any amendment or report filed thereafter for the purpose of updating such description.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LEGAL MATTERS

     The validity of the issuance of shares of Overture common stock offered by this prospectus will be passed upon for Overture by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     The consolidated financial statements of Overture incorporated by reference in Overture’s Annual Report on (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the Internet business unit of Fast for the fiscal year ended December 31, 2002 incorporated herein by reference from Overture’s Current Report on Form 8-K/A filed on May 19, 2003 have been audited by Deloitte & Touche AS, independent auditors, as stated in their report, incorporated herein by reference, and upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and for the three years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the July 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, and other costs relating to the sale of the common stock being registered by the selling stockholders. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$3,884
Printing expenses	$15,000
Transfer agent fees	$1,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$60,000
Total	$89,884

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF OVERTURE SERVICES

     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

     Article V of Overture’s Amended and Restated Certificate of Incorporation provides that Overture may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of Overture or any predecessor of Overture or serves or served at any other enterprise as a director, officer, employee or agent at the request of Overture or any predecessor of Overture.

     Article VI of Overture’s Amended and Restated Bylaws provides that all officers, directors and third parties acting on behalf of Overture shall be indemnified to the fullest extent authorized by the General

Corporation Law, provided that Overture shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Overture.

     Overture’s directors and executive officers are covered by insurance maintained by Overture against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. In addition, Overture has entered into agreements with its directors and certain officers providing indemnification of such directors and officers by Overture to the fullest extent permitted by law, subject to certain limited exceptions.

     The registration rights agreement (Exhibit 2.2 hereto) provides for indemnification of AltaVista by Overture, and for indemnification of Overture by AltaVista, with regard to certain liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or other federal or state law.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title

2.1	Asset Purchase Agreement by and among Overture, AltaVista Company, Aurora I, LLC (a wholly-owned limited liability company of AltaVista) and CMGI, Inc. dated as of February 18, 2003. (1)
2.2	Registration Rights Agreement between Overture and AltaVista Company dated as of February 18, 2003. (1)
2.3	First Amendment to Registration Rights Agreement between Overture and AltaVista Company dated as of April 25, 2003. (2)
2.4	Asset Purchase Agreement by and among Overture, Fast Search and Transfer ASA and U.S. Bank National Association dated as of February 25, 2003. (1)
2.5	Amendment #1 to Asset Purchase Agreement by and among Overture, Fast Search and Transfer ASA and U.S. Bank National Association dated as of April 21, 2003. (3)
2.6	Intellectual Property License Agreement by and among Overture, Fast Search and Transfer ASA and certain other parties, dated as of February 25, 2003. (1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Deloitte & Touche AS, Independent Auditors of Fast IBU.
23.4	Consent of KPMG LLP, Independent Accountants of Alta Vista Company.
24.1	Power of Attorney of certain directors and officers of Overture Services, Inc.*

*	Previously filed.

(1)	Incorporated by reference to the Registrant’s Form 10-K, filed with the Securities and Exchange Commission on February 28, 2003.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2003.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 6, 2003.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on May 19, 2003.

OVERTURE SERVICES, INC.

By:	/s/ Ted Meisel
Name: Ted Meisel Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted Meisel (Ted Meisel)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2003

* (Todd Tappin)	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 19, 2003

* (Robert M. Kavner)	Chairman of the Board and Director	May 19, 2003

* (William Gross)	Director	May 19, 2003

* (William Elkus)	Director	May 19, 2003

* (Steve Alesio)	Director	May 19, 2003

* (Terrell Jones)	Director	May 19, 2003

* (Balakrishnan Iyer)	Director	May 19, 2003

*By: /s/ Ted Meisel Ted Meisel Attorney-in-fact